UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

September 29, 2017

Date of Report (Date of earliest event reported)

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, AZ		85253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 305-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 2, 2017, TPI Composites, Inc. (the Company) announced that Jayshree Desai has been appointed to its Board of Directors (the Board). Ms. Desai was appointed as a Class II Director on September 29, 2017 to serve for a term expiring at the Company’s 2018 annual meeting of stockholders, or until her successor is elected or qualified or until her earlier resignation or removal.

Since 2010, Ms. Desai has served as the Chief Operating Officer of Clean Line Energy Partners LLC, a developer of transmission line infrastructure projects that deliver wind energy to communities and cities that lack access to low cost renewable energy resources. From 2002 to 2010, Ms. Desai served as the Chief Financial Officer of EDP Renewables North America LLC f/k/a Horizon Wind Energy, a developer, owner and operator of wind farms. Ms. Desai began her career as a business analyst at McKinsey & Company and also held various positions in the corporate development department of Enron Corporation.

Ms. Desai currently serves as the Chairperson of the Board of the Wind Energy Foundation, a nonprofit organization dedicated to raising public awareness of wind as a clean, domestic energy source. Ms. Desai holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the University of Texas at Austin.

In connection with her appointment as a director of the Company, Ms. Desai was granted an option to purchase 5,790 shares of the Company’s common stock at an exercise price of $22.34 per share, pursuant to the Company’s Non-Employee Director Compensation Policy and the Company’s 2015 Amended and Restated Stock Option and Incentive Plan (the Plan). The option will have a term of ten years and will vest over four years (25% on the first anniversary date of the grant date and 6.25% each quarter thereafter); provided, however that the option will vest in its entirety upon a change of control of the Company. In addition, Ms. Desai was granted an award of 3,020 restricted stock units pursuant to the Company’s Non-Employee Director Compensation Policy and the Plan. The restricted stock units will vest in full on the earlier of the Company’s next annual shareholder meeting or the first year anniversary of the date of the grant so long as Ms. Desai continues to serve on the Board through the vesting date. In addition, Ms. Desai also will receive an annual cash fee of $60,000 for serving on the Board.

The Board has determined that Ms. Desai will be an independent director for purposes of NASDAQ rules. In addition, Ms. Desai was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions between Ms. Desai and the Company that would require disclosure under Item 404(a) of Regulation S-K. The Company will enter into its standard form of indemnification agreement with Ms. Desai in connection with her appointment to the Board.

On October 2, 2017, the Company issued a press release regarding Ms. Desai’s appointment, which is included as Exhibit 99.1 to this Form 8-K. The information in Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release of TPI Composites, Inc., dated October 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TPI COMPOSITES, INC.

October 2, 2017	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer